FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-280318-04

From:	Spg Syndicate Jpm (JP MORGAN SECURITIES) <sjpm2@bloomberg.net>
Sent:	Wednesday, March 25, 2026 4:18 PM
Subject:	★XA PRICING DETAILS★ $722.002MM BANK5 2026-5YR21 ***PUBLIC CMBS***

BANK5 2026-5YR21 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2026-5YR21

JOINT BOOKRUNNERS & CO-LEAD MANAGERS :	J.P. MORGAN SECURITIES LLC, BofA Securities, Inc., WELLS FARGO SECURITIES, LLC, MORGAN STANLEY & CO. LLC
CO-MANAGERS :	DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.
RATING AGENCIES :	FITCH/MOODYS/MDBRS
OFFERING TYPE :	SEC-REGISTERED

*** OFFERED CERTIFICATES - PUBLIC ***

CLS	RATINGS (F/M/MDBRS)	SIZE ($MM)	~PROCEEDS ($MM)	SPREAD	YLD%	CPN%	$PX
XA	AAA/Aaa/AAA	575.136	20.186+	J-105	2.8901	0.780	3.50990

* PRICING SPEED: 100CPY

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE	$836,684,520
NUMBER OF LOANS	31
NUMBER OF PROPERTIES	64
WA CUT-OFF LTV	57.0%
WA MATURITY LTV	56.8%
WA U/W NCF DSCR	2.09x
WA U/W NOI DEBT YIELD	13.8%
TOP TEN LOANS %	68.2%
WA TERM TO MATURITY (MOS)	60
WA REMAINING AMORTIZATION TERM (MOS)	358
WA SEASONING (MOS)	1

TOP 5 PROPERTY TYPES	OFFICE (29.8%), HOSPITALITY (21.1%), MIXED USE (14.3%), SELF STORAGE (10.4%), RETAIL (9.1%)

TOP 5 STATES	CA (21.9%), NY (17.9%), TX (10.7%), NV (8.2%), IA (7.4%)

LOAN SELLERS	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (26.3%), BANK OF AMERICA, NATIONAL ASSOCIATION (34.1%), WELLS FARGO BANK, NATIONAL ASSOCIATION (26.8%), MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC (12.7%)

U.S. RISK RETENTION :	MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC IS EXPECTED TO ACT AS THE “RETAINING SPONSOR” AND INTENDS TO SATISFY THE U.S. CREDIT RISK RETENTION RULES VIA A COMBINATION OF (I) RETENTION OF AN “ELIGIBLE VERTICAL INTEREST” BY JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, BANK OF AMERICA, NATIONAL ASSOCIATION, WELLS FARGO BANK, NATIONAL ASSOCIATION AND MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC AND (II) PURCHASE BY EIGHTFOLD REAL ESTATE CAPITAL FUND VI, L.P. AND EIGHTFOLD REAL ESTATE CAPITAL FUND VII, L.P., THE “THIRD-PARTY PURCHASERS,” OF AN “ELIGIBLE HORIZONTAL RESIDUAL INTEREST,” WHICH WILL BE COMPRISED OF THE CLASS F-RR, CLASS G-RR, CLASS X-FRR AND CLASS X-GRR CERTIFICATES.

EU RISK RETENTION	THE TRANSACTION IS NOT STRUCTURED TO SATISFY THE EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS

MASTER SERVICERS	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER	LNR PARTNERS, LLC
OPERATING ADVISOR	PENTALPHA SURVEILLANCE LLC
ASSET REPRESENTATIONS REVIEWER	PENTALPHA SURVEILLANCE LLC
DIRECTING CERTIFICATEHOLDER	EIGHTFOLD REAL ESTATE CAPITAL, L.P. (OR AN AFFILIATE)

DOCUMENTS & TIMING
ANTICIPATED SETTLEMENT	ON OR ABOUT APRIL 17, 2026

JPM CMBS BANKING CONTACTS
KUNAL SINGH 212-834-5467
HARRIS RENDELSTEIN 212-834-6737
RANDY GOLDSTEIN 212-270-2188

JPM CMBS TRADING DESK CONTACTS
AVINASH SHARMA 212-834-3111
BRIAN CAREY 212-834-3111
DERRICK FETZER 212-834-3111

JPM SPG SYNDICATE CONTACTS
JENNIFER KORNBLAU 212-834-4154
MORGAN ROACH 212-834-4154
JACQUELINE LARET 212-834-4154
MICHAEL CASH 212-834-4154
MARIE SARAFIAN 212-834-4154

BOFA CMBS BANKING CONTACTS
LELAND BUNCH 646-855-3953
DANIELLE CALDWELL 646-855-3421

WELLS FARGO CMBS SYNDICATE CONTACTS
CHRISTIE TINTLE 704-410-3008
DANIEL BOXER 704-410-3008
LAUREN SODERBERG 704-410-3008
STEPHEN SKRYNECKI 704-410-3008

WELLS FARGO CMBS BANKING CONTACTS
ALEX WONG 212-214-5615
SEAN DUFFY 312-827-1518
BRIGID MATTINGLY 212-214-7648
TYLER HOSTETLER 212-214-3338

MS CMBS SYNDICATE & STRUCTURING CONTACTS
NISHANT KAPUR 212-761-1483
JAS SINGH 212-761-9099

MS CMBS BANKING CONTACTS
JANE LAM 212-761-3507
JARED SMITH 212-761-3075

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